Evoke Pharma Reports Second Quarter 2023 Financial Results

40% revenue growth compared to Q1 2023

34% increase in prescription fills compared to Q1 2023

Presented industry-leading real-world healthcare utilization data supporting the benefits of GIMOTI compared to oral metoclopramide at DDW 2023; additional abstracts accepted at future medical conferences

SOLANA BEACH, CA., August 10, 2023 -- Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused primarily on treatments for gastrointestinal (GI) diseases with an emphasis on GIMOTI® (metoclopramide) nasal spray, announced its financial results for the second quarter ended June 30, 2023, and recent corporate developments.

“The second quarter of 2023 concluded on a highly encouraging note with $1.1 million in net revenue, a 40% increase from our sales last quarter. We also recorded increases in other sales growth-related categories – including prescription fills, cumulative prescribers, and patient enrollments. At the end of the second quarter, we captured a total of 1,388 prescribers, a 17% increase from our reported results in Q1 2023. Our prescription fill and enrollment rates also improved in the second quarter with an approximate 16% and 18% surge from last quarter’s metrics, respectively,” commented David A. Gonyer, R.Ph., Chief Executive Officer of Evoke Pharma.

“We were honored with recognition at Digestive Disease Week (DDW) related to recent Real World studies showing patients treated with GIMOTI used significantly less healthcare resources such as office visits, inpatient hospitalizations and emergency room visits compared to patients being treated with oral metoclopramide. While this data was announced during the second quarter, the process of educating the professional GI community, healthcare providers, patients, and investors on the significance of our healthcare resource utilization data has only just begun. Across the board, our business is moving in the right direction and we are excited for the future of GIMOTI within the marketplace,” Mr. Gonyer added.

Second Quarter 2023 Developments and Recent Progress

Continued Presentations and Abstract Acceptances at Renowned Medical Meetings

•
Real-world healthcare utilization data demonstrating meaningful reduction of healthcare resources on GIMOTI usage versus oral metoclopramide unveiled at DDW 2023 in distinguished plenary session;
•
Abstract accepted for plenary oral presentation at American College of Gastroenterology (ACG) 2023 Meeting to review tangible and quantifiable benefits of GIMOTI in relation to reducing healthcare costs;
•
American Neurogastroenterology and Motility Society (ANMS) accepted healthcare resource utilization abstract for poster session at annual meeting in August.

Augmented Intellectual Property Estate

•
Granted new U.S. patent (No. 11,628,150) covering the nasal solution of metoclopramide and its characteristics when formulated;
•
Newly listed U.S. patent (No. 11,628,150) in the U.S. Food and Drug Administration (FDA) "Orange Book" further protecting GIMOTI from generic drug market.

Second Quarter 2023 Financial Review

For the second quarter of 2023, net product sales were $1,131,368 compared to $461,795 during the second quarter of 2022. Similar to last quarter, the increase in net sales was primarily driven by increased educational and promotional activities of the EVERSANA sales force and prescription management through vitaCare.

For the second quarter of 2023, selling, general and administrative expenses were approximately $2.8 million compared to $2.3 million for the second quarter of 2022. The increases were due to higher professional fees and reimbursement and profit-sharing activity with EVERSANA.

Total operating expenses for the second quarter of 2023 were approximately $2.9 million compared to $2.6 million for the same period in 2022.

As of June 30, 2023, cash and cash equivalents were approximately $7.0 million. We believe, based on our current operating plan, that our existing cash and cash equivalents, as well as future cash flows from net product sales of GIMOTI, will be sufficient to fund our operations into the first quarter of 2024.

About Evoke Pharma, Inc.
Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The company developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults. Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Visit www.EvokePharma.com for more information.

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Safe Harbor Statement
Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: GIMOTI’s potential to reduce healthcare resource utilization by diabetic gastroparesis patents; and Evoke’s belief that GIMOTI can improve treatment of diabetic gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke’s and EVERSANA’s ability to successfully drive market demand for GIMOTI; Evoke’s ability to obtain, maintain and successfully enforce intellectual property protection for GIMOTI; the results of market research studies may not predict acceptance by patients, healthcare providers or payors; inadequate efficacy or unexpected adverse side effects relating to GIMOTI that could result in recalls or product liability claims; Evoke’s ability to obtain additional financing as needed to support its operations; Evoke is entirely dependent on the success of GIMOTI; Evoke’s dependence on third parties for the manufacture of GIMOTI; and other risks and uncertainties detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange

Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Daniel Kontoh-Boateng
DKB Partners
Tel: 862-213-1398
dboateng@dkbpartners.net

Evoke Pharma, Inc.

Condensed Balance Sheets

Evoke Pharma, Inc.

Condensed Statements of Operations

(unaudited)

Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Net product sales	$1,131,368	$461,795	$1,941,777	$880,175
Operating expenses:				
Cost of goods sold	57,357	67,774	107,948	90,535
Research and development	92,357	191,478	159,347	233,194
Selling, general and administrative	2,766,077	2,315,175	5,614,018	4,720,251
Total operating expenses	2,915,791	2,574,427	5,881,313	5,043,980
Loss from operations	(1,784,423)	(2,112,632)	(3,939,536)	(4,163,805)
Other income (expense):				
Interest income	41,164	3,910	76,494	4,705
Interest expense	(124,658)	(124,658)	(247,945)	(247,945)
Total other (expense)	(83,494)	(120,748)	(171,451)	(243,240)
Net loss	$ (1,867,917)	$ (2,233,380)	$ (4,110,987)	$ (4,407,045)
Net loss per share of common stock, basic and diluted	(0.56)	(0.71)	(1.23)	(1.50)
Weighted-average shares used to compute basic and diluted net loss per share	3,343,070	3,156,925	3,343,070	2,944,183